EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Pacific Ethanol, Inc.
Sacramento, California

We consent to the incorporation by reference in Registration Statements (Nos. 333-106554, 333-123538, 333-137663, 333-169002 and 333-176540) on Form S-8 and (Nos. 333-127714, 333-135270, 333-138260, 333-143617 and 333-147471) on Form S-3 of Pacific Ethanol, Inc. of our report dated March 8, 2012 relating to our audits of the consolidated financial statements, which appears in this Annual Report on Form 10-K of Pacific Ethanol, Inc. for the year ended December 31, 2011.

/s/ HEIN & ASSOCIATES LLP

Irvine, California
March 8, 2012